UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 28, 2018

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1050 Enterprise Way, Suite 700 Sunnyvale, California	94089
(Address of principal executive offices)	(ZIP Code)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2018, the Board of Directors (the “Board”) of Rambus Inc. (“Rambus”) terminated Dr. Ronald Black as President and Chief Executive Officer, effective June 28, 2018. In connection with such termination of employment, Dr. Black resigned from his position as a Board director. The Board has reduced the size of the Board to five members as a result of Dr. Black’s resignation from the Board.

The Board has appointed Rambus’ current Senior Vice President and General Manager of its Memory and Interface Division, Luc Seraphin, age 55, as interim President and Chief Executive Officer.

Luc Seraphin has served as Senior Vice President and General Manager of Rambus’ Memory and Interface Division since November 2015. Prior to that, Mr. Seraphin served as Rambus’ Senior Vice President of Worldwide Sales and Operations, and, previously, Vice President of Enterprise Solutions Sales, since joining Rambus in October 2013. Mr. Seraphin started his career at NEC and later joined AT&T Bell Labs, which became Lucent Technologies and Agere Systems (now Avago Technologies). During his 18 years at Avago, Mr. Seraphin held several senior positions in sales, marketing and general management, culminating in his last position as executive vice president and general manager of the Wireless Business Unit. Following this, Mr. Seraphin held the position of general manager of a GPS startup company in Switzerland and most recently was vice president of Worldwide Sales and Support at Sequans Communications.

There are no family relationships between Mr. Seraphin and any of our directors or executive officers. There are no related party transactions between Mr. Seraphin and Rambus other than his employment relationship with Rambus.

In connection with his appointment as the interim President and Chief Executive Officer, the Compensation Committee of the Board has approved Mr. Seraphin’s compensation consisting of an annual base salary of $400,000 and a total annual target opportunity of $400,000 under the 2018 Corporate Incentive Plan (CIP). The Compensation Committee also will be granting to Mr. Seraphin a one-time equity award of RSUs vesting in one year valued at $400,000 consistent with Rambus equity grant practices. In addition, the Compensation Committee has agreed to a severance package for Mr. Seraphin covering any involuntary termination that is not for “cause” consisting of 12 months of base salary, 12 months of target CIP payments, 12 months of acceleration on the vesting of his equity awards and 12 months of continued benefits. Rambus and Mr. Seraphin intend to prepare a severance and release agreement to reflect these terms. Mr. Seraphin also is a party to the Rambus standard form change of control severance and release agreement for executive officers, a copy of which is filed as Exhibit 10.1 to the Rambus Form 8-K that was filed with the Securities and Exchange Commission on March 9, 2015, and the standard form of indemnification agreement, a copy of which is filed as Exhibit 10.1 to the Rambus Registration Statement on Form S-1 that was filed with the Securities and Exchange Commission on March 6, 1997.

A copy of Rambus’ press release regarding these events is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

In connection with the announced management changes, Chuck Kissner will be appointed as the Vice Chairman to the Board as indicated in the press release furnished herewith.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Rambus Inc., issued on June 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2018	Rambus Inc.

/s/ Jae Kim
Jae Kim, Senior Vice President, Secretary and General Counsel